EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-134005, 333-188568, 333-166764, 333-140992 and 333-140991) of Crown Holdings, Inc. of our report dated March 8, 2018, relating to the financial statements of Signode Industrial Group Holdings (Bermuda) Ltd. appearing in this Form 8-K/A of Crown Holdings, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Chicago, IL
June 15, 2018